Exhibit 22.1

IMERGENT, INC.

2003 EQUITY INCENTIVE PLAN

As Amended in November 2007

1.

Purpose.

Imergent, Inc. (the "Company") has adopted this 2003 Equity Incentive Plan (the "Plan") as of October 21, 2003, subject to the approval of the Plan by the Company's stockholders.  The purposes of the Plan are to advance the interests of the Company, further the long-term growth of the Company by providing incentives to those directors, officers and other employees and consultants of the Company and its Affiliates (as defined below) who are or will be responsible for such interests and growth, thereby increasing the identity of their interest with those of the Company's stockholders; and to assist the Company in attracting and retaining directors, officers, employees and consultants with experience and ability.

2.

Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

"Affiliate" shall mean (1) any entity that, directly or indirectly, is controlled by the Company and (2) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

"Award" shall mean any Option or Other Stock-Based Award granted under the Plan.

"Board" shall mean the Board of Directors of the Company.

"Change in Control" shall mean, except as otherwise provided in an Award, the happening of any of the following:

(i)  the acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of 50% or more of either (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(ii)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Compensation Committee of the Board or any successor committee or the entire Board if there shall be no such committee.

"Common Stock" shall mean the common stock of the Company, par value $.001 per share.

"Company" shall mean Imergent, Inc., a Delaware corporation, including any successor thereto.

"Effective Date" shall mean October 21, 2003.

"Employee" shall mean any employee of the Company or an Affiliate (whether or not incorporated) of the Company.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fair Market Value" of a share of Common Stock as of a particular date shall mean (i) the closing sales price per share of Common Stock on such date on the national securities exchange on which the Common Stock is principally traded or, if there were no sales of such Common Stock on such exchange on such date, on the last preceding date on which there was a sale of such Common Stock on such exchange, (ii) if the shares of Common Stock are not then listed on a national securities exchange, but are traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded on an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

"Incentive Stock Option" shall mean an Option intended to qualify as an "incentive stock option" under Section 422 of the Code.

"Nonqualified Stock Option" shall mean an Option not intended to be an Incentive Stock Option.

"Option" shall mean an Incentive Stock Option or a Nonqualified Stock Option.

"Other Stock-Based Award" shall have the meaning set forth in Section 7.

"Participant" shall mean an individual who has been granted an Award under the Plan.

"Performance Goal" shall mean one or more of the following pre-established criteria, determined in accordance with generally accepted accounting principles, where applicable:  (1) net earnings; (2) earnings per share; (3) net sales growth; (4) net income (before taxes); (5) net operating profit; (6) return measures (including, but not limited to, return on assets, capital, equity or sales); (7) cash flow (including, but not limited to, operating cash flow and free cash flow); (8) earnings before or after taxes, interest, depreciation, and/or amortization; (9) productivity ratios; (10) share price (including, but not limited to, growth measures and total stockholder return); (11) expense targets; (12) operating efficiency; (13) customer satisfaction; (14) working capital targets; (15) any combination of, or a specified increase in, any of the foregoing; or (16) the formation of joint ventures, or the completion of other corporate transactions.  Without limiting the generality of the foregoing, the Committee shall have the authority to make equitable adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

"Plan" shall mean the Imergent 2003 Equity Incentive Plan.

"Subsidiary" shall mean any company of which the Company owns, directly or indirectly, fifty percent (50%) or more of the stock.

3.

Administration.

The Plan shall be administered and interpreted by the Committee, as designated by the Board, of not less than two members of the Board as appointed from time to time by the Board.  Unless otherwise determined by the Board, the Committee shall consist solely of members who are "nonemployee directors" within the meaning of Rule 16b-3, as from time to time amended, promulgated under Section 16 of the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code and shall be constituted to satisfy any applicable corporate governance or national securities exchange requirements or regulations, the rules and regulations of any governing governmental agencies and any other applicable law.  The Committee may delegate its authority to make grants under the Plan, subject to conditions determined by the Committee, to such person(s) as the Committee shall determine, provided that in no event shall the Committee delegate the authority to make or approve Awards to Employees who are officers of the Company.

Subject to the express provisions of the Plan, the Committee shall have the authority to (1) designate Participants; (2) determine the type or types of Awards to be granted to a Participant; (3) determine the number of shares of Common Stock to be covered by Awards; (4) determine the terms and conditions of any Award, including but not limited to whether the vesting or payment of all or any portion of any Award may be made subject to one or more Performance Goals; (5) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (6) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (7) establish, amend, suspend, or waive such guidelines, rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (8) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Notwithstanding the foregoing, neither the Committee nor its delegate shall have the authority to price (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders.  The terms of Awards need not be consistent with one another.  The granting of Awards by the Committee shall be entirely discretionary and nothing in this Plan shall be deemed to give any Employee any right to receive awards.  The Committee's determinations with respect to the Plan and any Award shall be binding and conclusive on all parties.

The Committee is also specifically authorized, in the event of a public solicitation, by any person, firm or corporation other than the Company, of tenders of 50% or more of the then outstanding Common Stock (known conventionally as a “tender offer”), to accelerate exercisability of and lift any restrictions with respect to some or all Awards held by Participants so that such Award will immediately become exercisable, vested, and transferable in full; provided that such accelerated exercisability and lifting of restrictions shall continue in effect only until expiration, termination or withdrawal of such tender offer, whereupon such Awards will be (and continue thereafter to be) exercisable, vested, and transferable only to the extent that they would have been if no such acceleration of exercisability and lifting of restrictions had been authorized.

4.

Eligibility.

Any Employee, consultant to the Company or member of the Board who is determined by the Committee to be making or to be expected to make a contribution to the success of the Company shall be eligible to receive Awards under the Plan.

5.

Stock.

Authorized Shares.  A maximum of 2,000,000 shares of Common Stock shall be reserved for issuance in accordance with the terms of the Plan.  Such reserved shares may be authorized but unissued shares or any issued shares which have been acquired by the Company and are held in its treasury, as the Board may from time to time determine.

Individual Limits.  No Employee may be granted Awards covering more than 300,000 shares of Common Stock during any fiscal year of the Company.

Adjustments.  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the

Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares reserved for Awards, the individual limit set forth above, the number and kind of shares subject to outstanding Awards and the exercise, base or purchase price, as appropriate, of such shares, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

Reuse of Shares.  Unless the Committee determines otherwise, if an Award granted under the Plan is forfeited, expires, lapses or for any other reason ceases to be vested or exercisable in whole or in part, the shares which were subject to any such Award, but as to which the Award ceases to be vested or exercisable, shall again be available for the purposes of this Plan.

6.

Options.   The Committee may grant Options as follows:

General.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which Options shall be granted, the number of shares of Common Stock to be subject to such Options and all other conditions of such Awards, including whether the vesting of such Options may be based on the attainment of one or more Performance Goals.  Notwithstanding the generality of the foregoing, unless otherwise determined by the Committee, the exercise price per share for each Option granted shall not be less than the Fair Market Value of the shares on the date the Option is granted.  No shares subject to an Option shall be issued or transferred to a Participant until such Option is exercised in accordance with its terms and such shares have been purchased, and a Participant shall have none of the rights of a stockholder with respect to such shares until the certificates therefore are registered in the name of such Participant upon exercise of the Option.  Options shall be exercised by a Participant in accordance with the methods approved by the Committee.

Nonqualified or Incentive Stock Options.  With respect to any grant of an Option, the Option agreement entered into by the Participant shall identify the grant as an Incentive Stock Option or a Nonqualified Stock Option.  Incentive Stock Options may be granted only to persons who are employed by the Company or one of its Subsidiaries.  Incentive Stock Options shall be subject to such additional terms and conditions as are necessary to preserve their status as Incentive Stock Options.  To the extent that an Option intended to be an Incentive Stock Option does not comply with the applicable rules of the Code, it shall be treated as a Nonqualified Stock Option.

7.

Other Stock-Based Awards.

The Committee may, in its discretion, grant other forms of Awards ("Other Stock-Based Awards") valued in whole or in part by reference to, or otherwise based on, Common Stock, either alone or in addition to other Awards under the Plan.  Other Stock-Based Awards may include, but are not limited to, restricted shares of Common Stock, Stock Appreciation Rights, unit awards having a value based on the value of Common Stock and any other securities that are payable in, valued in whole or in part by reference to, or otherwise based on Common Stock.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be granted, the number of shares of Common Stock to be subject to such Awards and all other conditions of such Awards, including whether the vesting and/or payment of such Awards may be based on the attainment of one or more Performance Goals.  If the Committee shall designate any Award granted under this Section 7 as an Award intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, such Award shall be designed and administered by the Committee so to qualify, including, but not limited, to conditioning the vesting and/or payment of such Award upon the achievement of one or more Performance Goals and certifying in writing that such conditions have been satisfied prior to the payment of, or vesting with respect to, such Award.

8.

Termination of Employment or Service.

The terms and conditions applicable to Awards with respect to the termination for any reason of a Participant's employment or service with the Company and its Affiliates shall be determined by the Committee in its discretion and shall be set forth in the agreement evidencing such Award.

9.

Transferability of Awards.

Except to the extent permitted by the Committee, no Award shall be transferable other than by will or the laws of descent and distribution, and each Option shall be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

10.

Laws and Regulations.

No shares of Common Stock shall be issued under this Plan unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any issuance of shares to any Employee hereunder on such Employee's undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

11.

Withholding.

The Company or an Affiliate, if applicable, shall have the right to deduct from all Awards hereunder paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash awards.  Unless otherwise specified by the Committee in the Award agreement, in the case of Common Stock issued upon the vesting or exercise of an Award payable in shares or in the case of any other applicable tax withholding requirement, the Participant shall be required to pay to the Company or its Affiliate the amount of any such taxes which the Company or its Affiliate is required to withhold with respect to such stock.  The Committee may provide, in the Award agreement or otherwise, that in the event that a Participant is required to pay to the Company any amount to be withheld in connection with the vesting or exercise of an Award that is payable in shares of Common Stock, the Participant may satisfy such obligation (in whole or in part) by electing to have the Company withhold a portion of the shares to be received upon the vesting or exercise of the Award equal in value to the minimum amount required to be withheld.  The value of the shares to be withheld shall be their Fair Market Value on the date that the amount of tax to be withheld is determined.  Any election by a Participant to have shares withheld under this Section 11 shall be subject to such terms and conditions as the Committee may specify.

12.

Amendment or Termination of the Plan.

The Board may at any time, and from time to time, terminate, modify, amend or interpret the Plan in any respect; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders.

The termination or any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect such Participant's rights under an Award previously granted to such Participant.

13.

Miscellaneous.

Date of Grant.  The date on which the Committee approves the granting of any Award, or approves the modification of any Award, shall for purposes of the Plan be deemed the date on which such Award is granted or modified, regardless of the date on which the Agreement evidencing the same is executed.

Governing Law; Interpretation.  The Plan and Award agreements issued under the Plan shall be construed, administered, and governed in all respects under the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  The provisions of this Plan shall be interpreted so as to comply with the conditions and requirements of Rule 16b-3 under the Exchange Act, and, if the Award is an Incentive Stock Option, with Section 422 of the Code, unless the Committee determines otherwise.

Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provisions shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provisions shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any of its Affiliates.  Further, the Company or any of its Affiliates may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

14.

Change in Control.

Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges or unless otherwise provided in an Award agreement and except to the extent Awards are assumed by the acquiring or successor corporation (or parent corporation) in connection with such change in control:

(a)

Any and all Options granted hereunder shall become immediately vested and exercisable, and shall remain vested and exercisable throughout their entire term; and any Option which is assumed in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable in the consummation of such Change in Control, had the Option been exercised immediately prior to such Change in Control;

(b)

Any restriction periods and restrictions imposed on Other Stock-Based Awards that are not performance-based shall lapse;

(c)

The target payout opportunities attainable under all outstanding Awards that are performance-based shall be deemed to have been fully earned for the entire applicable performance period(s) as of the effective date of the Change in Control.  The vesting of all Awards denominated in shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the applicable performance period that has elapsed prior to the Change in Control.  Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the applicable performance period that has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted Performance Goals.

15.

Effectiveness of Plan; Term of the Plan.

The effectiveness of the Plan is subject to the Company's having obtained stockholder approval of the Plan within 12 months of the Effective Date.  No Award shall be granted pursuant to this Plan later than the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date in accordance with their terms.